UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 27, 2017

TERADATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10000 Innovation Drive Dayton, Ohio		45342
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (866) 548-8348

N/A

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On October 27, 2017, Stephen M. Scheppmann, Executive Vice President and Chief Financial Officer of Teradata Corporation (“Teradata” or the “Company”), informed the Company that, effective as of November 9, 2017, he is stepping down as Teradata’s Chief Financial Officer and principal accounting officer. He will be on medical leave under the Company’s short-term disability plan after that time and has agreed to assist with the transition of his responsibilities to the Company’s new Chief Financial Officer. There are no special compensatory arrangements with Mr. Scheppmann in connection with this change in his position with the Company.

Appointment of Mark A. Culhane as Chief Financial Officer

On November 2, 2017, the Company’s Board of Directors announced that Mark A. Culhane had been appointed as Executive Vice President and Chief Financial Officer of the Company, effective as of November 10, 2017. Mr. Culhane will also succeed Mr. Scheppmann as Teradata’s principal accounting officer as of that date.

Mr. Culhane, age 57, served as the Chief Financial Officer for Lithium Technologies from 2012-2016 and as Executive Vice President and Chief Financial Officer at DemandTec from 2001-2012. He currently serves on the board of directors of CallidusCloud, a cloud software company and global leader in sales performance management software, where he is the chair of the Audit Committee as well as serving on the board of directors of private company, UserZoom. Since 2016, Mr. Culhane has run Culhane Advisory Services which counsels management at several venture and private-equity backed cloud software companies on go-to-market and financial strategies, financial reporting, supporting and scaling companies for growth, as well as operating as a public company and corporate governance, and preparing to become a public reporting company and the IPO process.

In connection with his appointment as Executive Vice President and Chief Financial Officer of the Company, Mr. Culhane will receive an initial base salary of $475,000 per year, a target annual incentive bonus of 100% of his base salary under the Company’s management incentive plan, and will be eligible to participate in the health, welfare, retirement and other benefit plans generally made available to the Company’s senior executives, including the Company’s change in control and executive severance plans. He will also receive an allowance of up to $5,000 per month to cover the costs of his travel to the Company’s office in San Diego, California.

Mr. Culhane will be granted long-term incentive awards with a target value of $3,000,000 with the same terms and conditions as those received by the Company’s other senior executives in connection with the Company’s standard annual equity award grant cycle in late November 2017. These equity awards are expected to be split between performance-based restricted share unit awards (70% of total value) and service-based restricted share unit awards (30% of total value).

There are no arrangements or understandings between Mr. Culhane and any other person with respect to the appointments described above and there are no family relationships between Mr. Culhane and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Culhane has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

Appointment of Eric Tom as Executive Vice President and Chief Revenue Officer

On November 2, 2017, the Company’s Board of Directors announced that Eric Tom had been appointed as Executive Vice President and Chief Revenue Officer of the Company, effective as of November 6, 2017.

Mr. Tom, age 59, served as the Executive Vice President, Global Sales, for International Game Technology from 2012-2015, and prior to that held a number of senior management positions, including Executive Vice President, North America Sales and Global Services from 2011-2012, Chief Operating Officer from 2010-2011 and its Executive Vice President, North American Sales and Global Marketing from 2009-2010. Since 2015, Mr. Tom has served as a business advisor for various startups.

There are no arrangements or understandings between Mr. Tom and any other person with respect to the appointments described above and there are no family relationships between Mr. Tom and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Tom has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On November 2, 2017, the Company issued a press release announcing the leadership changes described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press release of the Company dated November 2, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

By:	/s/ Laura K. Nyquist
Name:	Laura K. Nyquist
Title:	General Counsel and Secretary

Dated: November 2, 2017